EXHIBIT 10.1
Third Amendment to Credit Agreement

This Third Amendment to Credit Agreement (herein, this “Amendment”) is entered into as of March 3, 2010 among Hub Group, Inc., a Delaware corporation (the “Public Hub Company”), and Hub City Terminals, Inc., a Delaware corporation (“Hub Chicago”) (the Public Hub Company and Hub Chicago being hereinafter referred to collectively as the “Borrowers” and individually as a “Borrower”), Harris N.A. (as the “Departing Bank”) and Bank of Montreal (as the “Bank”).

Preliminary Statements

A.The Borrowers and the Bank entered into a certain Credit Agreement, dated as of March 23, 2005 (as heretofore amended, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrowers and the Bank wish to amend the Credit Agreement to, among other things, extend the stated Termination Date to March 3, 2013.

C.On the date hereof, Harris N.A. will assign all of its loans and commitments (in such capacity, the “Departing Bank”) to Bank of Montreal (in such capacity, the “New Bank), and Bank of Montreal will join the Credit Agreement as the Bank.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.Assignment.

The Departing Bank hereby agrees to sell and assign without representation, recourse, or warranty all of its Obligations and Commitment (except the Departing Bank represents to New Bank that it has authority to execute and deliver this Amendment and sell the Obligations owing to it and assign its Commitment contemplated hereby, which Obligations are owned by the Departing Bank free and clear of all Liens), and upon the satisfaction of the conditions precedent set forth in Section 3 hereof, the New Bank hereby agrees to purchase and assume 100% of the Departing Bank’s outstanding Obligations and Commitment under the Credit Agreement and the Loan Documents (including, without limitation, all of the Loans held by the Departing Bank but not including with respect to the Existing L/Cs as set forth in Section 1.3(a) of the Credit Agreement) for a purchase price equal to the outstanding principal balance of Loans owed to the Departing Bank under the Credit Agreement as of the effective date of this Amendment, which purchase price shall be paid in immediately available funds on such date.  The Departing Bank hereby agrees to execute such further instruments and documents, if any, as Bank may reasonably request in connection therewith.  The New Bank hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Bank acknowledges and agrees that it has made and will continue to make, independently based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement.  The New Bank further acknowledges and agrees that the Departing Bank has not made any representations or warranties about the credit worthiness of any Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

Upon satisfaction of the conditions precedent set forth in Section 3 hereof and the payment of the purchase price owing to the Departing Bank pursuant hereto, the Departing Bank shall cease to be the Bank under the Credit Agreement and the other Loan Documents other than with respect to the Existing L/Cs as set forth in Section 1.3(a) of the Credit Agreement and (i) the New Bank shall have the rights of the Departing Bank thereunder subject to the terms and conditions hereof, and (ii) the Departing Bank shall have relinquished its rights (other than rights to indemnification and reimbursements referred to in the Credit Agreement which survive the repayment of the Obligations owed to the Departing Bank in accordance with its terms) and be released from its obligations under the Credit Agreement.  It is understood that all unpaid interest and fees accrued to the effective date of this Amendment that are owed to the Departing Bank with respect to the interest assigned hereby are for the account of the Departing Bank and such interest and fees accruing from and including the effective date of this Amendment are for the account of the New Bank.  Each of the Departing Bank and the New Bank hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 2.Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

2.1.Section 1.1 of the Credit Agreement shall be amended by striking the amount “$50,000,000” appearing therein and substituting therefor the amount “$10,000,000”

2.2.Section 1.3(a) of the Credit Agreement is hereby amended and restated in its entirety and as so amended shall be restated to read as follows:

(a)General Terms.  Subject to the terms and conditions hereof, the Revolving Credit may be availed of by either Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of such Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount available for drawing under all Letters of Credit issued and outstanding hereunder shall not at any one time exceed $8,000,000.  For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the undrawn face amount thereunder plus any unreimbursed drawings then outstanding with respect thereto.  If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.  Notwithstanding anything herein to the contrary, the Existing L/Cs (all of the Existing L/Cs as of the Third Amendment Effective Date are listed and described on Schedule 1.3 hereto) issued by Harris N.A. and the Applications provided in connection therewith shall each constitute a “Letter of Credit” and an “Application”, as applicable, hereunder for all purposes of the Agreement to the same extent, and with the same force and effect, as if such Existing L/Cs had been issued at the request of the Borrowers hereunder.  All references to “Bank” in Sections 1.3(b), (c) and (d), Section 3.1(b), the definition of “Payment Default” in Section 5.1, Section 7.1 and Section 9.4 shall be deemed to be references to Harris N.A. with respect to Existing L/Cs and shall be deemed to be references to Bank of Montreal in all other cases.

2.3.Section 1.3(b) of the Credit Agreement is hereby amended and restated in its entirety and as so amended shall be restated to read as follows:

(b) Term and Cash Collateralization.  Each Letter of Credit issued hereunder shall expire not later than 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal); provided, however, that if the expiration date of any Letter of Credit issued hereunder extends past the Termination Date, the Borrowers hereby agree to cause cash collateral to be posted with the Bank on or before the date thirty (30) days prior to the Termination Date as then in effect in an amount equal to 105% of the face amount of all Letters of Credit then outstanding.  All amounts paid as cash collateral shall be held by the Bank in one (1) or more separate collateral accounts (each such account, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Bank to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Bank.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Bank.  The Borrowers hereby grant the Bank a security interest in and lien on any and all cash collateral paid into the Collateral Account in accordance with this clause (b) and agree to execute any documentation reasonably required by the Bank to perfect its security interest in the Collateral Account.  The Borrowers acknowledge and agree that the Bank may agree to extend or renew a Letter of Credit issued under the Credit Agreement after the Termination Date.  In consideration of any such extension or renewal, Borrowers agree that all cash collateral posted with respect to any Letter of Credit issued under the Credit Agreement shall continue to be pledged to, and subject to the security interest of, the Bank after the Termination Date as collateral security for any reimbursement and other obligations related to such Letter of Credit and any extension or renewal thereof.

2.4.Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety and as so amended shall be restated to read as follows:

Section 2.5.  Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR; Inadequacy of Adjusted LIBOR.  Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, or that LIBOR as determined hereby will not adequately and fairly reflect the cost to the Bank of funding any LIBOR Portion for such Interest Period or that the making or funding of any LIBOR Portions has become impracticable, then the Bank shall promptly give notice thereof to the Borrowers and the obligation of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the relevant Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

2.5.Section 1.3 of the Credit Agreement is hereby amended to insert a new clause (e) therein to read as follows:

(e)The Borrowers hereby irrevocably authorize the Bank to make Loans from time to time hereunder (and any such Loan may be made by the Bank hereunder without regard to the provisions of Section 7 hereof) for payment of any reimbursement obligation under an Application (including Applications with respect to Existing L/Cs, or otherwise); provided, that the Bank shall not be under any obligation to make any such Loan under this clause, and the Bank shall incur no liability to the Borrowers or any other Person for its failure to do so.

2.6.Section 3.1(b) of the Credit Agreement is hereby amended to amend and restated the proviso appearing at the end of the first sentence of such Section and as so amended shall be restated to read as follows:

provided, however, that with respect to the Existing L/Cs existing on the Third Amendment Effective Date, the first such calculation of such fees shall be on the daily average face amount of the Existing L/Cs during the period from the Third Amendment Effective Date through the end of such calendar quarter.

2.7.Section 5.1 of the Credit Agreement is hereby amended to (a) amend the definition of “LIBOR Index Rate” found in the definition of “Adjusted LIBOR” to replace the reference to “Telerate Page 3750” with a reference to “LIBOR01 Page” and (b) to delete its entirety the definition of “Telerate Page 3750” found in the definition of “Adjusted LIBOR” and to insert in its place a definition of “LIBOR01 Page” to read as follows:

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).  Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

2.8.Section 5.1 of the Credit Agreement is hereby amended to amend and restate in their entirety each of the definitions of “Applicable Margin,” “Base Rate,” Indebtedness for Borrowed Money,” “Permitted Acquisition,” and “Termination Date” and as so amended shall be restated to read as follows:

“Applicable Margin” means, with respect to (i) Base Rate Portions of Loans, 1.00%; (ii) LIBOR Portions of Loans and Letter of Credit Fees, 1.75%; and (iii) Commitment Fees, 0.375%.

“Base Rate”  means, for any day, the rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money and (vi) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Permitted Acquisition” means any Acquisition by any member of the Hub Group which satisfies each of the following requirements:  (i) after giving effect to the Acquisition, no Default or Event of Default has occurred and is continuing, including with respect to the covenants contained in Section 8.15 on a pro forma basis, and the Borrowers shall have delivered to the Bank a compliance certificate in the form of Exhibit B attached hereto evidencing such pro forma compliance with Section 8.15; and (ii) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

“Termination Date” means March 3, 2013 or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.3, 9.2 or 9.3  hereof.

2.9.Section 5.1 of the Credit Agreement is hereby amended to insert in proper alphabetical order the following new definitions of “OFAC,” “OFAC Event,” “OFAC Sanctions Programs,” “OFAC SDN List,” and “Third Amendment Effective Date” to read as follow:

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.14(b) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Third Amendment Effective Date” means March 3, 2010.

2.10.Section 6.17 of the Credit Agreement is hereby amended to insert a new sentence to the end of such Section to read as follows:

Neither Public Hub Company or any Subsidiary thereof has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation of coverage described in Article 6 of Title 1 of ERISA.

2.11.Section 6 of the Credit Agreement is hereby amended to insert the following new Section 6.20 therein to read as follows:

Section 6.20.  Compliance with Laws; OFAC.  (a) The Borrowers and their Subsidiaries are in compliance with the requirements of all foreign, federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)(i) Each Borrower is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it; (ii) each Subsidiary of each Borrower is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary; (iii) each Borrower has provided to the Bank all information regarding such Borrower and its Affiliates and Subsidiaries necessary for the Bank to comply with all applicable OFAC Sanctions Programs; and (iv) to the best of each Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

2.12.Section 8.15(a) of the Credit Agreement is hereby amended and restated in its entirety and as so amended shall be restated to read as follows:

(a)Net Worth.  The Hub Group shall at all times maintain its Net Worth of not less than the Minimum Required Amount.  For purposes of this Section, the term “Minimum Required Amount” shall mean $275,000,000 and shall increase (but never decrease) by 60% of Net Cash Proceeds of any equity offering completed by any member of the Hub Group (other than an equity offering to another member of the Hub Group) after the Third Amendment Effective Date.

2.13.Section 9.1 of Credit Agreement is hereby amended to (a) replace the period at the end of clause (k) therein with the clause “; or” and (b) insert a new clause (l) immediately following clause (k) therein to read as follows:

(l)the occurrence of a Change of Control Event.

2.14.Section 9.2 of the Credit Agreement is hereby amended to insert the phrase “with respect to either Borrower” immediately following the reference to “Section 9.1” therein.

2.15.Section 9.3 of the Credit Agreement is hereby amended to insert the phrase “with respect to either Borrower” immediately following the reference to “Section 9.1” therein.

2.16.Section 11.9 of the Credit Agreement is hereby amended to amend and restate the contact information for the Bank therein to read as follows:

Bank of Montreal
115 South LaSalle Street
Chicago, Illinois  60603
Attention:  William Thomson
Telephone:  (312) 461-3879
Telecopy:  (312) 461-5225

2.17.Section 11 of the Credit Agreement is hereby amended to insert the following new Section 11.18 therein to read as follows:

Section 11.18. USA Patriot Act.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

2.18.Schedule 1.3 of the Credit Agreement is hereby amended and restated in its entirety and as so amended shall be restated to read as set forth on Exhibit A attached to this Amendment.

Section 3.Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.The Borrowers and the Bank shall have executed and delivered this Amendment.

3.2.Each of Public Hub Company and Hub Chicago, in its capacity as a Guarantor, shall have executed and delivered its consent to this Amendment in the form set forth below.

3.3.The Bank shall have received an Additional Guarantor Supplement duly executed by Comtrak Logistics, Inc. (“Comtrak”) in the form of Exhibit C attached hereto, together with the documentation required from Material Subsidiaries pursuant to Section 8.14 of the Credit Agreement, including:  (a) copies of resolutions of the Board of Directors of Comtrak authorizing the execution, delivery and performance of the Additional Guarantor Supplement, (b) articles of incorporation of Comtrak certified by the Secretary of State of Delaware, (c) a good standing certificate for Comtrak, dated as of a date no earlier than 30 days prior to the date hereof, from the office of the Secretary of State of Delaware and (d) the favorable written opinion of counsel for Comtrak in form and substance reasonably satisfactory to the Bank and its counsel.

3.4.The Bank shall have received copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of each Borrower authorizing the extension of the stated Termination Date and the execution, delivery, and performance of this Amendment.

3.5.The Bank shall have received all fees due and payable on the date hereof under the Fee Letter dated as of the date hereof between Bank and Borrower.

Section 4.Representations.

In order to induce the Bank to execute and deliver this Amendment, the Borrowers hereby represent to the Bank that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct in all material respects (except to the extent the same expressly relate to an earlier date) and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.  Exhibit B attached hereto identifies each Subsidiary and each Material Subsidiary as of the date of this Amendment, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Public Hub Company and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.

Section 5.Miscellaneous.

5.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.2.The Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of counsel for the Bank.

5.3.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Page Follows.]

This Third Amendment to Credit Agreement is entered into as of the date and year first above written.

Hub Group, Inc.

By: /s/ Mark A. Yeager
Name: Mark A. Yeager
Title: President and COO

Hub City Terminals, Inc.

By: /s/ Terri Pizzuto
Name: Terri Pizzuto
Title: EVP, CFO and Treasurer

Accepted and agreed to.

Harris N.A., as Departing Bank and as the “Bank” solely in connection with the Existing L/Cs

By: /s/ William Thomson
Name: William Thomson
Title: Vice President

Bank of Montreal, as New Bank and the Bank

By: /s/ William Thomson
Name: William Thomson
Title: Vice President